Exhibit 10.38

ACCENTURE LLP
SENIOR EXECUTIVE SEPARATION BENEFITS PLAN

PLAN DOCUMENT AND
SUMMARY PLAN DESCRIPTION

APRIL 2010

ACCENTURE LLP
SENIOR EXECUTIVE
SEPARATION BENEFITS PLAN

TABLE OF CONTENTS
Page Number

- i -	APRIL 2010

INTRODUCTION
Accenture LLP (“Accenture”) has adopted this Accenture LLP Senior Executive Separation Benefits Plan (the “Program”), effective as of April 15, 2010 (the “Effective Date”), for the benefit of the Eligible Employees. The Program is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”), a severance pay plan within the meaning of Department of Labor Reg. § 2510.3-2(b) and an involuntary separation pay program under Treas. Reg. § 1.409A-1(b)(9)(iii). Except as otherwise set forth in this document, the Program supersedes each prior Accenture severance plan, program or policy covering an Eligible Employee, both formal and informal, including, but not limited to, the Accenture United States Separation Benefits Plan. The purpose of the Program is to provide an Eligible Employee who is involuntarily terminated from Accenture with Separation Benefits. This document serves as both the plan document and summary plan description under ERISA.
ELIGIBILITY
An Eligible Employee shall become a Participant, and shall receive Separation Benefits subject to the terms and conditions of the Program, if the Eligible Employee’s employment with Accenture is involuntarily terminated in connection with the Program and the Eligible Employee submits (and does not later revoke) a signed Separation Agreement to Accenture by the stated deadline below.
In no event, however, will an Eligible Employee become a Participant in the Program if any of the following applies to the Eligible Employee:

•	the Eligible Employee’s employment is terminated for Cause;

•	the Eligible Employee’s employment terminates because of his voluntary termination, job abandonment, death, or any reason other than in connection with the Program;

•	the Eligible Employee accepts an offer for any other position with Accenture (or an Affiliate) prior to the Eligible Employee’s Termination Date;

•
the Eligible Employee requests to return to employment with Accenture following an unpaid leave of absence or a period of long-term disability, and Accenture determines that there are no available positions for which the Eligible Employee is qualified; provided, however, this provision shall not apply to an Eligible Employee returning from a leave of absence which has a legally-protected status (such as Family and Medical Leave Act (FMLA) leave);

•
in connection with a business transaction involving Accenture or an Affiliate (including, without limitation, a sale of assets of Accenture, an outsourcing transaction, or a contractual arrangement with a third party), the Eligible Employee is offered a position with the other party to the transaction (or one of its affiliates) prior to the Eligible Employee’s Termination Date;

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•	the Eligible Employee is a Level 1 to Level 3 Senior Executive (and not a Level 4 Senior Executive) who becomes eligible to receive long-term disability benefits from Accenture; or

•	the Eligible Employee fails to comply with any condition set forth in the Program.
All determinations of eligibility for the Program shall be made by Accenture in its sole discretion.
PARTICIPATION
Only Participants are eligible for Separation Benefits. Subject to the terms and conditions of the Program, a Participant whose employment is involuntarily terminated in connection with the Program shall be entitled to the Separation Benefits set forth in the applicable appendix. Eligible Employees will be required to sign a Separation Agreement and all other documentation to become a Participant and receive Separation Benefits. Eligible Employees shall also be required to sign a document entitled “Amendment to Restricted Share Unit and Other Grant Agreements” that shall be included in the Participant’s departure documentation. Eligible Employees shall be advised to consult a personal attorney to review the Separation Agreement.
An Eligible Employee must submit a signed Separation Agreement to Accenture not earlier than his or her Termination Date and not after the deadline set forth in the Separation Agreement. An Eligible Employee may have a right to revoke the Separation Agreement. If such a right exists, it shall be set forth in the Separation Agreement. Any such revocation must be in writing and must be received by Accenture during the time frame set forth in the Separation Agreement. An Eligible Employee who chooses not to submit a signed Separation Agreement to Accenture or who effectively revokes the signed Separation Agreement, shall nonetheless terminate employment as of his or her Termination Date but will not be eligible to receive Separation Benefits. As noted above, Separation Agreements will not be accepted prior to an Eligible Employee’s Termination Date nor after the deadline set forth in the Separation Agreement.
Signed Separation Agreements (and any other accompanying documents to be signed) must be faxed to Accenture Exit Services Team at (312) 737-9391 or mailed to the following address:
Accenture Exit Services Team
c/o HR Transactions
6415 Babcock, Suite 100
San Antonio, TX 78249-2963
In the event an Eligible Employee breaches the provisions of the Separation Agreement, the payment of Separation Benefits shall cease and Accenture shall exercise, and the Eligible Employee shall be bound by, the remedies provided in the Separation Agreement.
SEPARATION BENEFITS
Subject to the terms and conditions of the Program, a Participant shall receive Separation Benefits as provided in the applicable appendix. A Level 1 to Level 3 Senior Executive shall be

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entitled to the Separation Benefits in Appendix A. Level 4 Senior Executives are entitled to the Separation Benefits in Appendix B.
RETURN OF ACCENTURE PROPERTY/TIME REPORTS
As a condition of receiving Separation Benefits under the Program, an Eligible Employee must return to Accenture all Accenture property (e.g., building keys, credit cards, documents and records, identification cards, office equipment, portable computers, car/mobile phones, parking cards, computer diskettes).  In addition, the balance of any expense against an Eligible Employee’s Accenture personnel number must be zero, an Eligible Employee must submit final time reports, submit all outstanding expense receipts, and have no balance on any Accenture‑related credit cards or credit accounts, including but not limited to a Corporate American Express card.  If an Eligible Employee has a credit card or credit account balance, the Plan Administrator may require such Eligible Employee to pay the entire outstanding balance in full within sixty (60) days of the Termination Date before he or she may be entitled to receive Separation Benefits.  Any Accenture property must be returned to Accenture no later than the Eligible Employee’s Termination Date.
Accenture reserves the right, exercisable in its sole discretion, to reduce (on a dollar-for-dollar basis) the amount of any Separation Benefits payable to a Participant under the Program by any disability, severance, separation, termination pay, or pay-in-lieu of notice amounts that Accenture pays or is required to pay to the Participant through insurance or otherwise under any plan or contract of Accenture (including the amount of any compensation payable and the value of any benefits to be provided during any notice period under an employment agreement with Accenture or any Affiliate) or under any federal or state law (other than unemployment compensation). In addition, Accenture reserves the right, exercisable in its sole discretion, to reduce the amount of Separation Benefits payable to a Participant under the Program by the amount, if any, that the Participant owes Accenture (or an Affiliate).
PROFESSIONAL CONDUCT, PERFORMANCE AND COOPERATION
As a condition of receiving any Separation Benefits under the Program, each Eligible Employee must: (i) continue to exhibit professional conduct in the workplace; (ii) adhere to all Accenture practices and policies; (iii) perform his or her regular job duties and responsibilities in accordance with required performance standards; (iv) successfully transition job activities; and (v) cooperate with Accenture personnel in matters relating to his or her position or termination. If an Eligible Employee does not comply with the foregoing requirements during and after the remainder of his or her employment, as determined by the Plan Administrator in its sole discretion, such Eligible Employee shall forfeit all benefits under the Program.
REEMPLOYMENT
If a Participant accepts a job offer from Accenture or an Affiliate after his Termination Date, but prior to payment of his Separation Benefits, the Participant shall not be entitled to receive Separation Benefits. If a Participant is re-employed by Accenture or an Affiliate after receiving Separation Pay, he must repay to Accenture an amount equal to his Separation Pay but not the cost of any Professional Outplacement Services. Such repayment must be made within fifteen

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(15) days following reemployment (or such later date as may be specified by Accenture). A Participant will not, however, be required to repay Separation Pay in the following circumstances:

•
A Participant will not be required to repay any portion of the Separation Pay if Accenture decides not to apply this requirement to such Participant. Accenture has complete discretion to decide whether (and to what extent) to require repayment by any particular Participant, taking into account, among other things, the best interests of Accenture and its Affiliates.

•
A Participant will not be required to repay his Separation Pay if such Participant is rehired by Accenture or an Affiliate after a period equal to the total number of weeks represented by that Participant’s Separation Pay. If a Participant is rehired by Accenture or an Affiliate prior to expiration of the period equal to the total number of weeks represented by that Participant’s Separation Pay, the Participant shall be required to repay a prorated portion of that Participant’s Separation Pay.

REPAYMENTS AND FORFEITURES
Notwithstanding any other provision of the Program, a Participant shall reimburse Accenture for the full amount of Separation Benefits received by the Participant under the Program if the Participant subsequently discloses any of Accenture’s (or an Affiliate’s) trade secrets, violates any written covenants or agreements with Accenture or an Affiliate, including but not limited to non-compete and non-solicitation provisions in any employment or equity agreement, or otherwise engages in conduct that may adversely affect Accenture’s (or an Affiliate’s) reputation or business relations. In addition, any Participant described in the preceding sentence shall forfeit any right to benefits under the Program that have not yet been paid. Accenture shall take such steps as it deems necessary or desirable to enforce the provisions of this subsection.
ADMINISTRATION
Accenture is responsible for the administration and operation of the Program. Accenture is the Program’s “plan administrator” and “named fiduciary” (within the meaning of such terms under ERISA). Accenture may adopt from time to time such rules as may be necessary or desirable for the proper and efficient administration of the Program and as are consistent with the terms of the Program. These rules will be applied on a uniform basis to similarly situated individuals. In administering the Program, Accenture shall have the authority, exercisable in its sole discretion, to construe and interpret the provisions of the Program and to make factual determinations thereunder, including the discretionary authority to determine the eligibility of employees (or other individuals) and the amount of benefits payable under the Program. Any decisions made by Accenture shall be final and conclusive with respect to all questions concerning the Program. No benefits will be provided to any individual under the Program unless Accenture decides in its sole discretion that the individual is entitled to benefits under the Program. Accenture may delegate to one or more of its employees or other persons the responsibility for performing Accenture’s powers, rights, and duties under the terms of the Program and may seek such expert advice as Accenture deems necessary with respect to the Program.

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GENERAL
Information to be Furnished by Participants. Each Participant must furnish to Accenture such documents, evidence, data, or other information as Accenture considers necessary or desirable for the purpose of administering the Program. Benefits under the Program for each Participant are provided on the condition that the Participant will furnish full, true, and complete data, evidence, or other information and that the Participant will promptly sign any document required under the Program or requested by Accenture.
Employment Rights. The Program does not constitute a contract of employment and participation in the Program will not give a Participant the right to be rehired or retained in the employ of Accenture on any basis, nor will participation in the Program give any Participant any right or claim to any benefit under the Program, unless such right or claim has specifically accrued under the terms of the Program.
Decision Final. Any interpretation of the Program or any decision on any matter within the sole discretion of Accenture made by Accenture is binding on all persons.
Evidence. Evidence required of anyone under the Program may be by certificate, affidavit, document, or other information which the person relying thereon considers pertinent and reliable, and signed, made, or presented by the proper party or parties.
Gender and Number. Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.
Controlling Laws. Except to the extent superseded by ERISA, the internal laws of the State of Illinois shall apply to all matters related the Program (including questions of conflicts of law).
Interests Not Transferable. Except as otherwise set forth in this document, the interests of persons entitled to benefits under the Program are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Internal Revenue Code of 1986, as amended, or any state’s income tax act, or pursuant to an agreement between a Participant and Accenture, may not be voluntarily sold, transferred, alienated, assigned, or encumbered.
Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof. A Participant must repay to Accenture any benefits paid under this Program by mistake of fact or law.
Severability. In the event any provision of the Program is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if such illegal or invalid provisions had never been included in the Program.
Withholding. Accenture reserves the right to withhold from any amounts payable under this Program all federal, state, city, and local taxes as shall be legally required, as well as any other

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amounts authorized or required by Accenture policy including, but not limited to, withholding for garnishments and judgments or other court orders.
Effect on Other Plans. Payments or benefits provided to a Participant under any deferred compensation, savings, retirement, or other employee benefit plan of Accenture are governed solely by the terms of such plan. Nothing in this Program shall limit Accenture’s right to, at any time or for any reason, modify, amend, or terminate any of Accenture’s employee benefit or compensation plans, programs, policies, or arrangements.
Unfunded Benefit. All benefits payable under this Program shall be paid directly by Accenture out of its general assets. Accenture shall not be required to segregate on its books or otherwise any amount to be used for the payment of benefits under this Program.
AMENDMENT AND TERMINATION
Accenture reserves the right to amend the Program at any time and to alter, reduce, or eliminate any benefit under the Program (in whole or in part) at any time or to terminate the Program at any time, as to any class or classes of employees (including former employees), without prior notice. Any amendment of the Program may be made by proper action of an officer of Accenture. No employee, officer, director, or agent of Accenture has the authority to alter, vary, or modify the terms of the Program, except by means of an authorized amendment to the Program. No verbal or written representations contrary to the terms of the Program and its proper amendments shall be binding upon Accenture or the Program.
BENEFIT CLAIMS PROCEDURES
No person needs to apply for benefits under the Program. However, if a Participant wishes to file a claim for benefits, he or she (or his or her authorized representative) may make a claim by filing a written description of the claim with Accenture. Accenture will notify the claimant in writing if the claim is granted. If the claim is denied, Accenture will notify the claimant of its decision, setting forth the specific reasons for the denial, references to the Program provisions on which the denial is based, additional information necessary to perfect the claim, if any, and a description of the procedure for review of the denial. Any written claim decision will be sent to the claimant within 90 days (or 180 days if extension is warranted by special circumstances) after Accenture received the claim.
A claimant may request a review of a complete or partial denial of the claim for benefits. Any such request must be in writing and must be received by Accenture within 60 days after the claimant received the notice of the denial of the claim. The claimant will be entitled to review pertinent Program documents and submit written issues and comments to Accenture. Within 60 days (or 120 days if extension is warranted by special circumstances) after Accenture receives the request for review, Accenture will furnish the claimant with written notice of its decision, setting forth the specific reasons for the decision and references to the pertinent Program provisions on which the decision is based.
No person may challenge a decision of Accenture in court or in any other administrative proceeding unless he or she has complied with the claim and appeal procedures described above and such procedures have been completed. If a claim for benefits is finally denied by Accenture,

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the claimant may only bring suit in court (or other administrative proceeding) if he or she files such action within 120 days after the date of the final denial of the claim by Accenture. No action at law or in equity shall be brought to recover benefits under this Program until the appeal rights herein provided have been exercised and the Program benefits requested in such appeal have been denied in whole or in part.
All decisions and communications to Participants or other persons regarding a claim for benefits under the Program shall be held strictly confidential by the Participant (or other claimant), Accenture, and their agents.
RIGHTS UNDER ERISA
Each Participant in the Program is entitled to certain rights and protections under ERISA. ERISA provides that Participants will be entitled to:

•
Examine, without charge, at Accenture’s offices, all documents governing the Program, and a copy of the latest annual report (Form 5500 series) filed by Accenture with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Upon written request to Accenture, obtain copies of documents governing the operation of the Program, a copy of the latest annual report (Form 5500 series), and an updated summary plan description. Accenture may make a reasonable charge for the copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Program. The people who operate the Program, called “fiduciaries” of the Program, have a duty to do so prudently and in the interest of the Participants. No one, including Accenture or any other person, may fire any person or otherwise discriminate against a person in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA. If a claim for benefits is denied, in whole or in part, the claimant has the right to know why this was done, obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a person can take to enforce the above rights. For instance, if a person requests a copy of the Program documents or the Program’s latest annual report from Accenture and such person does not receive them within thirty days, he or she may file suit in a federal court. In such case, the court may require Accenture to provide the requested materials and pay such person up to $110 per day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of Accenture. If a person has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that the fiduciaries misuse a plan’s money, or if he or she is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If a person is successful in the lawsuit, the court may order

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the person sued to pay these cost fees. If the person filing the lawsuit loses, the court may order that person to pay these costs and fees; for instance, if it finds the claim to be frivolous.
If a person has any questions about the Program, he or she should contact Accenture. If that person has any questions about this statement or about ERISA, he or she should contact the nearest area office of the Employee Benefits Security Administration, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A person also may obtain certain publications about the rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
INFORMATION REQUIRED BY ERISA

a.	Name of Plan	Accenture LLP Senior Executive Separation Benefits Plan
b.	Effective Date	April 15, 2010
c.	Plan Year	Calendar Year
d.	Plan Number	[702]
e.	Type of Plan	The Program is an employee welfare benefit plan as defined in Section 3(1) of ERISA.
f.	Plan Sponsor	Accenture LLP 161 North Clark Street Chicago, Illinois 60601
g.	Plan Sponsor’s Identification No.	72-0542904
h.	Plan Administrator	Accenture LLP 161 North Clark Street Chicago, Illinois 60601 Attn: Mary B. Fulton (800) 207-2109
i.	Agent for Service of Legal Process	General Counsel c/o Joel A. Stern and/or Ronald J. Roberts Accenture LLP 161 North Clark Street 23rd Floor Chicago, Illinois 60601
j.	Separation Agreements/Notices	Signed Separation Agreements or revocation notices should be sent to Accenture either by fax or by mail to the location specified in the Separation Agreement.

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Any other notices or documents required to be given or filed with Accenture under the Program will be properly given or filed if delivered or mailed, by registered mail, postage prepaid, to Accenture at:

Accenture LLP 161 North Clark Street Chicago, Illinois 60601 Attn: Mary B. Fulton

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CERTIFICATE OF ADOPTION

WHEREAS, Accenture LLP desires to adopt and maintain the Accenture LLP Senior Executive Separation Benefits Plan (the “Program”) for the benefit of its eligible employees, effective as of April 15, 2010.
NOW, THEREFORE, Accenture LLP, acting through its duly authorized representative, hereby adopts the Program, effective as of April 15, 2010, in its entirety in the form included hereto, which document may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.
Dated this 15th day of April, 2010.

Sincerely,

Kristi M. Erickson
Executive Director HR – North America

10	April 2010

GLOSSARY OF TERMS
“Active Medical Plan” means the Accenture United States Group Medical Plan, as amended from time to time.
“Affiliate” means any entity directly or indirectly controlling, controlled by, or under common control with, Accenture or any other entity in which Accenture or an Affiliate has an interest and which has been designated as an Affiliate by the Board of Directors of Accenture pursuant to the terms of the Accenture Share Incentive Plan (as amended from time to time). Affiliate as used herein shall expressly include Accenture plc and Accenture SCA.
“Base Salary” means a Participant’s base compensation (as specified by Accenture), determined as of the Participant’s Termination Date, excluding overtime, bonus, incentive pay, or any other special compensation such as quarterly variable compensation and annual variable compensation. For purposes of determining Separation Pay (as described in the “Separation Benefits” section of this document), Base Pay of a Participant classified by Accenture as a part‑time employee as of his or her Termination Date shall reflect the part-time percentage in effect on his or her Termination Date.
“Cause” means “cause” as defined in any employment agreement then in effect between an Eligible Employee and Accenture, or if not defined therein, or if there shall be no such agreement, the Eligible Employee’s (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that the Eligible Employee knows or should know could harm the business or reputation of Accenture or an Affiliate; (iv) material failure to adhere to Accenture’s or an Affiliate’s corporate codes, policies or procedures as in effect from time to time; (v) willful failure to perform his or her assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of his or her supervisor, as determined by Accenture or an Affiliate; (vi) violation of any statutory, contractual, or common law duty or obligation to Accenture or an Affiliate, including, without limitation, the duty of loyalty; or (vii) material breach of any confidentiality or non-competition covenant entered into between the Eligible Employee and Accenture or an Affiliate.  The determination of the existence of Cause shall be made by Accenture in good faith, and such determination shall be conclusive for purposes of the Program.
“COBRA Continuation Coverage” means continued coverage after a Participant’s Termination Date under the Active Medical Plan and/or the Dental Plan, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).
“COBRA Payment” means that portion of the Separation Pay that does not constitute the base benefit or variable benefit.
“Dental Plan” means the Accenture United States Group Dental Plan, as amended from time to time.
“Deficient Performance” means, as determined by Accenture in its sole discretion, an employee who (i) has demonstrated significant performance deficiencies which have been documented, (ii)

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has been given a written action plan for improving his or her performance, or (iii) has been given written documentation that describes the consequences of the individual’s failure to address deficiencies in the performance of his or her job. The term “Deficient Performance” excludes any reason determined by Accenture to constitute “Cause.”
“Eligible Employee” means an individual who is, as of the individual’s Termination Date:

(a)	an employee on Accenture’s regular payroll in the United States;

(b)	designated as a Level 1 – Level 4 “Senior Executive”;

(c)
notified that he or she is being involuntarily terminated because his or her role is being eliminated, his or her skill set is not relevant to current organizational needs, of over-capacity, the individual was unsuccessful in completing a performance improvement program, or for performance issues not in connection with a performance improvement to program (but not for Cause); and

(d)	notified that he or she is eligible under this Program.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Month(s) of Pay” means the amount determined by dividing a Participant’s annual Base Salary by twelve (12).
“Participant” means an Eligible Employee who has been selected for participation in the Program and who has satisfied all the conditions for Separation Benefits under the Program.
“Performance Reasons” means the Senior Executive was terminated (a) because he or she was unsuccessful in completing a three (3) month Requires Improvement plan, or (b) for Deficient Performance.
“Program” means this Accenture LLP Senior Executive Separation Benefits Plan.
“Professional Outplacement Services” means services provided by an outside firm selected by Accenture, in its discretion.
“Separation Agreement” means the agreement provided to an Eligible Employee which the Eligible Employee must execute and not later revoke to become a Participant.
“Separation Benefits” means the benefits to which a Participant is entitled under the terms of the Program upon execution (and without revocation) of a Separation Agreement.
“Separation Pay” mean the base benefit, variable benefit and COBRA Payment that a Participant is entitled to receive in consideration for executive and, where applicable, not revoking the Separation Agreement.
“Termination Date” means the date specified by Accenture for termination of an Eligible Employee’s employment with Accenture.

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“Week of Pay” means the amount determined by dividing a Participant’s annual Base Salary by fifty-two (52).
“Years of Service” means, with respect to a Participant, each complete twelve-month period of the Participant’s service with Accenture or an Affiliate beginning with the earlier of (i) the Participant’s most recent date of hire with a business entity which Accenture or an Affiliate acquired, or (ii) the Participant’s most recent date of hire with Accenture or an Affiliate (based on the applicable payroll records) and ending on his or her Termination Date.  Periods of service prior to a Participant’s most recent date of hire with the acquired entity, Accenture or an Affiliate, as determined pursuant to the preceding sentence, shall not be counted for purposes of the Program.  Years of Service shall not include accrued but unused vacation time, sick leave, personal time, or any other paid-time off.  Only complete Years of Service shall be counted as Years of Service.

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APPENDIX A
SEPARATION BENEFITS FOR A
LEVEL 1 TO LEVEL 3 SENIOR EXECUTIVE
A Level 1 to Level 3 Senior Executive shall be entitled to the Separation Benefits set forth in this Appendix A.
Separation Pay
The amount of Separation Pay that a Participant shall be entitled to receive depends upon the circumstances of the Participant’s termination and his or her Years of Service, as described in the charts below.
Standard Package
Each Participant terminated other than for Performance Reasons shall be entitled to receive Separation Pay which shall consist of (1) a base benefit determined by the Participant’s career level as of the Termination Date, (2) a variable benefit based on the Participant’s Years of Service, and (3) a COBRA Payment (more fully described below).  The total amount of a Participant’s base and variable benefits are subject to a maximum as set forth below.

Senior Executive Career Level	Base Benefit	Variable Benefit	Maximum Total of Base and Variable Benefits	COBRA Payment
Level 1-3 Senior Executive	6 Months of Pay	1 Week of Pay for each complete Year of Service (rounded down to last complete Year of Service)	8 Months of Pay	$12,000

Performance Package
Each Participant terminated for Performance Reasons shall be entitled to receive Separation Pay as outlined below:

Benefit	COBRA Payment
4 months of pay	$8,000

Unless otherwise required by law, Separation Pay shall be paid on the next regular payroll date following the date Accenture receives the signed Separation Agreement or, in the case of a Participant entitled to revoke the signed Separation Agreement, the next regular payroll date following the date the applicable revocation period expires (or as soon as administratively practicable thereafter in accordance with Accenture’s payroll procedures). If a Participant dies before receiving full payment of his Separation Pay, such amounts will be paid to his estate
If a Participant is on a short-term disability (“STD”) leave as of his or her Termination Date or was scheduled to commence an STD leave no later than thirty (30) days

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following his or her Termination Date, the Participant’s Separation Pay also shall include additional Weeks of Pay (as described below) for the lesser of (i) the number of weeks (if any) remaining in the paid-time portion of his or her scheduled STD leave, or (ii) six (6) weeks. Notwithstanding the foregoing, if the number of weeks in (or remaining in) the paid-time portion of a Participant’s scheduled leave is not known prior to the payment of his or her Separation Pay, the Participant shall receive six (6) Weeks of Pay. For purposes of this paragraph only, a “Week of Pay” means a Participant’s STD pay as determined by Accenture in accordance with Accenture’s Short-Term Disability Leave Policy, as amended from time to time.
Professional Outplacement Services
As additional consideration for signing and not later revoking the Separation Agreement, each Participant, including a Participant terminated for Performance Reasons, shall be entitled to participate in a 12-month senior executive Professional Outplacement Services program to be provided by an outside firm selected by Accenture. Each Participant shall receive from Accenture separate, detailed information about the Professional Outplacement Services program, including the types of available services, how to enroll, and the locations of available programs. No Participant may receive cash in lieu of the Professional Outplacement Services. A Participant must enroll in the Professional Outplacement Services program in order to participate; enrollment is not automatic. A Participant may enroll in the Professional Outplacement Services program not before the later of the date the Participant submits the Separation Agreement or, in the case of a Participant entitled to revoke the Separation Agreement, upon expiration of the applicable Separation Agreement. A Participant must enroll in the Professional Outplacement Services program no later than sixty (60) days after the Termination Date or, in the case of a Participant entitled to revoke the Separation Agreement, no later than sixty (60) days after the date the revocation period expires.
COBRA Payment
The Participant shall be entitled to receive the COBRA Payment whether or not the Participant is enrolled for coverage in the Active Medical Plan and/or Dental Plan and whether or not the Participant elects COBRA Continuation Coverage. To receive COBRA Continuation Coverage, a Participant must elect such coverage in accordance with the terms of the Active Medical Plan and/or Dental Plan and otherwise comply with the terms and conditions that apply.
Equity Compensation
A Participant’s termination of employment affects his or her rights and responsibilities under the various forms of equity compensation received during employment. These may include Founders Shares, Promotion Awards, Celebratory Awards, awards under the Bonus Share Program and may include restricted stock units and stock options. The type of award, the Participant’s age and the date the equity was awarded, among other factors, may all be relevant for determining how termination of employment affects equity compensation. Each Participant should review the terms of the applicable equity compensation plan document and grant agreements to determine how termination of employment affects equity compensation.

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